EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
CapitalSouth Bancorp
We consent to the incorporation by reference in the registration statement (Registration No. 333-128829) on Form S-8 of CapitalSouth Bancorp of our report dated March 28, 2007 with respect to the consolidated balance sheets of CapitalSouth Bancorp as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 10–K of CapitalSouth Bancorp.
/s/ KPMG LLP
Birmingham, Alabama
March 29, 2007